Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Shareholding

February 15, 2018 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Flemming Ornskov, MD, MPH
2.	Reason for the notification
a)	Position / status	Chief Executive Officer - PDMR
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction

Release of ADSs awarded under the Shire Executive Annual Incentive on February 13, 2015. In accordance with the relevant plan rules, upon release the number of ADSs to be delivered was increased by an amount equivalent to the value of dividends paid by the Company in respect of the ADSs from the award date to the date of release.

(Details of related disposals of ADSs are referenced in section 5. below.)

c)	Price(s) and volume(s)	Price(s)	Volume(s)
		$0	2,546
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	February 13, 2018
f)	Place of the transaction	N/A

5.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Automated disposal of ADSs in relation to the release of ADSs referenced in section 4. above. The proceeds of this disposal were used to satisfy personal tax liabilities arising from the release of the ADSs.
c)	Price(s) and volume(s)	Price(s)	Volume(s)
See appendix below
d)	Aggregated information - Aggregated volume - Price	Weighted average price	Aggregate volume
		$132.0104	1,572
e)	Date of the transaction	February 13, 2018
f)	Place of the transaction	ARCX / CDRG / CROS / DBAX / EBXL / INET / NITE / NQPX

Appendix

Place of the transaction	Aggregate volume	Weighted average price
ARCX	369	$132.1072
CDRG	200	$131.9800
CROS	200	$131.9800
DBAX	100	$131.9900
EBXL	100	$131.9850
INET	203	$131.9716
NITE	300	$131.9800
NQPX	100	$131.9900
Total	1,572	$132.0104

Oliver Strawbridge

Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 795 432 359
Robert Coates	rcoates@shire.com	+44 203 549 0874
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global leader in serving patients with rare diseases. We strive to develop best-in-class therapies across a core of rare disease areas including hematology, immunology, genetic diseases, neuroscience, and internal medicine with growing therapeutic areas in ophthalmics and oncology. Our diversified capabilities enable us to reach patients in more than 100 countries who are struggling to live their lives to the fullest.

We feel a strong sense of urgency to address unmet medical needs and work tirelessly to improve people’s lives with medicines that have a meaningful impact on patients and all who support them on their journey.

www.shire.com